EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES FIRST QUARTER RESULTS

Quarterly Revenue Up 41% Year-over-Year

and Up 10% from the Previous Quarter

Spokane, WA— November 2, 2004—Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended October 2, 2004.

For the first quarter of fiscal 2005, Key Tronic reported total revenue of $48.8 million, up 41% from $34.7 million for the first quarter of fiscal 2004 and up 10% from $44.4 million in the previous quarter. Net income for the first quarter of fiscal 2005 was $266,000 or $0.03 per share, compared to $20,000 or approximately breakeven for the first quarter of fiscal 2004 and $265,000 or $0.03 in the previous quarter.

“We are pleased with our continued revenue growth in the first quarter,” said Jack Oehlke, President and Chief Executive Officer. “Our strong growth was primarily driven by increased production on programs for established customers involving consumer products, gaming technology and specialty printer accessories and components. We also continued to diversify our customer base by winning a new medical technology program that will begin production in the second half of the year.”

“While we maintained our high-quality customer service and competitiveness, the rapid increases in production levels during the quarter resulted in manufacturing inefficiencies which adversely impacted our operating results. In coming quarters, we expect to improve our operating efficiencies and continue to control our costs. Our recent investments in our facilities in Mexico and China have given us the production capacity and logistical advantages to continue to win new business. We are pleased with our progress and looking forward to the opportunities ahead.”

In the second quarter of fiscal 2005, the Company expects revenue comparable to the first quarter and earnings in the range of $0.03 to $0.06 per share.

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-218-0204 or +1 303-262-2131. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11011100). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Ireland. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2005. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	First Quarters Ended
	October 2 2004	September 27 2003
Net sales	$48,774	$34,652
Cost of sales	45,226	31,297

Gross profit on sales	3,548	3,355

Operating expenses:
Research, development and engineering	705	700
Selling	493	447
General and administrative	1,668	1,764

Total operating expenses	2,866	2,911

Operating income	682	444

Interest expense	299	258
Other (income) expense	—	(7)

Income before income taxes	383	193

Income tax provision	117	173

Net income	$266	$20

Earnings per share:

Earnings per common share - basic and diluted	$0.03	$0.00
Weighted average shares O/S - basic	9,677	9,673
Weighted average shares O/S - diluted	9,914	9,775

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 2 2004	July 3 2004
ASSETS
Current Assets:
Cash and cash equivalents	$934	$600
Trade receivables - net	25,239	24,439
Inventories	31,880	27,848
Other	2,655	1,833

Total current assets	60,708	54,720
Property, plant and equipment, net	10,698	11,131

Other Assets:
Restricted cash	1,419	705
Other - net	591	617
Goodwill - net	765	765

Total other assets	2,775	2,087

Total Assets	$74,181	$67,938

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long term obligations	$508	$606
Accounts payable	28,909	24,354
Accrued compensation and vacation	3,434	4,015
Litigation settlement	941	925
Other	1,810	1,352

Total current liabilities	35,602	31,252

Long-Term Liabilities:
Revolving loan	12,844	10,851
Litigation settlement	1,195	1,536
Other	1,026	1,065

Total long-term liabilities	15,065	13,452

Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 9,681 and 9,673 shares	38,411	38,397
Retained deficit	(14,897)	(15,163)

Total shareholders’ equity	23,514	23,234

Total Liabilities and Shareholders’ Equity	$74,181	$67,938